UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Salary.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 29, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Salary.com, Inc. to be held at 11:00 a.m., local time, on Thursday, September 17, 2009, at Salary.com’s corporate headquarters at 160 Gould Street, Needham, Massachusetts 02494.

At the annual meeting, you will be asked to elect three directors for a three-year term, to ratify the selection of our independent registered public accounting firm for the fiscal year ending March 31, 2010 and to consider and vote upon, if properly presented at the meeting, a stockholder proposal. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote FOR the election of the nominated directors, FOR the ratification of our independent registered public accounting firm and AGAINST the stockholder proposal.

Whether or not you plan to attend the annual meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope at your earliest convenience so that your shares will be represented at the annual meeting. You also may be able to vote through the Internet or by telephone. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Available voting procedures are described on the proxy card. Voting by written proxy, through the Internet or by telephone will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Salary.com and look forward to seeing you at the annual meeting.

Very truly yours,

Kent Plunkett

Chief Executive Officer, President and Chairman

SALARY.COM, INC.

160 Gould Street

Needham, Massachusetts 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 17, 2009

The Annual Meeting of Stockholders of Salary.com, Inc., a Delaware corporation, will be held at 11:00 a.m., local time, on Thursday, September 17, 2009, at Salary.com’s corporate headquarters, 160 Gould Street, Needham, Massachusetts 02494, for the following purposes:

1.	To elect three Class III directors nominated by the Board of Directors, each to serve for a three-year term expiring at the 2012 Annual Meeting or until his successor is duly elected and qualified or until his earlier resignation, death or removal;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of Salary.com for the fiscal year ending March 31, 2010;

3.	To consider and vote upon, if properly presented at the meeting, a stockholder proposal; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this Notice. The proposal for the election of directors relates solely to the election of three Class III directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of Salary.com.

Only stockholders of record at the close of business on July 20, 2009 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, please mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You also may be able to vote through the Internet or by telephone. You may vote in person at the meeting even if you have previously returned a proxy.

This proxy statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15229.

Very truly yours,

Brian G. Bloch

Corporate Secretary

Needham, Massachusetts

July 29, 2009

SALARY.COM, INC.

160 Gould Street,

Needham, Massachusetts 02494

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Salary.com, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday September 17, 2009 at 11:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our corporate headquarters at 160 Gould Street, Needham, Massachusetts 02494.

These proxy solicitation materials were first sent or given to stockholders entitled to vote at the meeting on or about July 29, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on September 17, 2009:

This Proxy Statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15229.

Voting Securities and Voting Rights

Stockholders of record at the close of business on July 20, 2009, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 16,149,773 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of votes properly cast in person or by proxy for a director will be required to elect such director and a majority of votes properly cast in person or by proxy for such proposal will be required to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2010, and to approve the stockholder proposal.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such proposal, the nominee does not have discretionary voting power and has not received instruction from the beneficial owner.

Stockholders may vote in the following ways whether or not they plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose or (2) if available, through the telephone or Internet voting system described on the proxy card. If a stockholder of record at the close of business on July 20, 2009 attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted through the telephone or Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned or properly completed through the telephone or Internet voting system described in the proxy card, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “FOR” the election of the nominees set forth in this proxy statement, (2) “FOR” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Salary.com for the fiscal year ending March 31, 2010 and (3) “AGAINST” the stockholder proposal.

Aside from these three proposals, the Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies will be voted in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Expenses and Solicitation

We will bear the cost of solicitation of proxies and, in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of Salary.com registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. We have retained The Altman Group, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $8,000, plus reimbursement of expenses.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2010 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, by the Securities and Exchange Commission, or the SEC, must be received at our principal executive offices not later than March 31, 2010. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our by-laws, stockholders who wish to submit a proposal at the 2010 annual meeting, other than one that will be included in our proxy statement, must notify us between May 20, 2010 and June 19, 2010, unless the date of the 2010 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2009 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by June 19, 2010 and such proposal is brought before the 2010 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2010 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Salary.com, Inc., 160 Gould Street, Needham, Massachusetts 02494, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report on Form 10-K for the fiscal year ended March 31, 2009, which was delivered to stockholders along with this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the fiscal year ended March 31, 2009 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to Salary.com, Inc., 160 Gould Street, Needham, Massachusetts 02494, Attention: Corporate Secretary.

Householding of Proxy Materials

Our 2009 Annual Report, including audited financial statements for the fiscal year ended March 31, 2009, is being delivered to you along with this proxy statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called “householding,” is being used unless we have received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of each to any stockholder who sends a written request to Salary.com, Inc., 160 Gould Street, Needham, Massachusetts 02494, Attention: Corporate Secretary, or makes an oral request to Investor Relations at (781) 851-8540. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Salary.com, Inc., 160 Gould Street, Needham, Massachusetts 02494, Attention: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at ten and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. The following table sets forth certain information with respect to our directors.

Directors and Executive Officers	Position	Age	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward F. McCauley	Director	70	III	2009	Chairman
Kent Plunkett	President, CEO and Chairman of the Board	46	III	2009
John R. Sumser	Director	54	III	2009
John F. Gregg	Director	45	I	2010		Member
Terry Temescu	Director	61	I	2010	Member		Member
Yong Zhang	Executive Vice President, COO and CTO	41	I	2010
Paul R. Daoust	Director	61	II	2011		Member	Member
Robert A. Trevisani	Director	75	II	2011	Member	Chairman	Chairman
Bryce Chicoyne	Senior Vice President, CFO and Treasurer	40	II	2011
William C. Martin	Director	31	II	2011
Brent Kleiman	Senior Vice President of Marketing and Strategy	40	—	—
Teresa Shipp	Senior Vice President of Sales	47	—	—

Edward F. McCauley, Kent Plunkett and John R. Sumser have been nominated by our Board of Directors for re-election for three-year terms expiring in 2012. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs McCauley, Plunkett and Sumser currently are directors of Salary.com and Mr. Plunkett currently serves as Salary.com’s President and Chief Executive Officer. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “FOR” the nominees named herein.

Nominees for Director Standing for Election

Edward F. McCauley has served on our board of directors and as Chairman of the Audit Committee of our board since November 2006. Over a thirty-six year career at Deloitte & Touche until his retirement in 2001, Mr. McCauley served as Lead Audit Partner or Advisory Partner for a wide variety of Fortune 500 companies, non-profit and regulated enterprises. Mr. McCauley is a board member of Mac-Gray Corporation, a publicly-traded laundry facilities management business, and is a board member and chairman of the audit committee of Harvard Pilgrim Healthcare, Inc., a health benefits provider. Mr. McCauley holds a B.S. in Accounting from St. Joseph’s University and is a Certified Public Accountant.

Kent Plunkett founded Salary.com and has served as our Chairman, President and Chief Executive Officer since 1999. Prior to founding Salary.com, Mr. Plunkett was chief executive officer of Bumblebee Technologies

Inc., a career software publisher, from 1996 through 1999, held a leadership role at InfoSpace, Inc., an online content syndication company, including online white and yellow pages, private-label search and mobile entertainment, in 1996 and Director of Business Development for Pro CD, Inc., a CD-ROM electronic directory publisher of white pages, yellow pages and mapping content, from 1995 through 1996. Mr. Plunkett holds an A.B. degree from Georgetown University and an M.B.A. from the Harvard Business School and is a Certified Compensation Professional.

John R. Sumser rejoined our board of directors in November 2006, having previously served as a member of our board from October 2001 to September 2003. In 2007, Mr. Sumser founded Two Color Hat, Inc. dba Recruiting Roadshow™, an HR education and events company. Mr. Sumser was also the founder of IBN: interbiznet.com, a leading source of analysis for the electronic recruiting industry, where he served as President through 2007. Through John Sumser Consulting, Mr. Sumser also provides consulting services regarding business strategy and development to companies in the human resources industry. Mr. Sumser is the author of the Recruiters’ Internet Survival Guide, the Electronic Recruiting Indices and the daily Electronic Recruiting News . Mr. Sumser holds a B.A. from the Catholic University of America.

Continuing Directors with Terms Expiring in 2010

John F. Gregg has served on our board of directors since November 2006. Mr. Gregg is the founder and Managing Director of Bluewater Ventures Ltd., a private equity firm that specializes in turnarounds and investments in the media and telecommunications sectors in Europe, the U.S. and Asia. From January 2003, when he founded Bluewater Ventures, to January 2004, Mr. Gregg acted as Chief Restructuring Officer for Cablecom GmbH, Switzerland’s largest cable operator. From 1994 to January 2003, Mr. Gregg held various senior positions at NTL Inc., a publicly-traded European broadband cable operator, including serving as Chief Financial Officer and Senior Vice President from June 1999 to January 2003. In his position as Chief Financial Officer, Mr. Gregg had primary responsibility for oversight of NTL’s successful restructuring, which was commenced upon the filing of a voluntary petition for a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code on May 8, 2002 and completed on January 11, 2003. Mr. Gregg holds a B.A. from Georgetown University and an M.B.A. from Harvard Business School.

Terry Temescu has served on our board of directors since 2000. Mr. Temescu has served as the Senior Partner of Iron Leaf, a growth capital investment company since March 2007, and the founding partner of Lyric Capital, a private equity investment firm, which was formed in 1998. Prior to that, he was an investment banker at Goldman Sachs and Smith Barney, and served as Chief Operating Officer and Chief Financial Officer of Concord General Corp. a diversified financial services company. Mr. Temescu holds a B.S. degree from the State University of New York and an M.B.A. from Cornell University.

Yong Zhang has served as our Chief Technology Officer since April 2000 and as our Executive Vice President and Chief Operating Officer since June 2006. Mr. Zhang has been a member of our board of directors since December 2004. Prior to joining Salary.com, Mr. Zhang held various technical leadership and project management positions at privately held software and healthcare companies, including Iconomy.com, a pioneer of private-label e-commerce solutions, Smart Route System, a traveler information company, and Center for Health and Human Services, Inc., and served as consultant for Aerovox, Inc., a publicly-held capacitor manufacturer. Mr. Zhang holds a B.S. in Physics from Shanghai University of Science and Technology, an M.B.A. from Cornell University and an M.S. in Electrical Engineering as well as an M.S. in Physics from University of Massachusetts at Dartmouth. Mr. Zhang is a Certified Compensation Professional and a Global Remuneration Professional.

Continuing Directors with Terms Expiring in 2011

Paul R. Daoust has served on our board of directors since November 2006. Since December 2008, Mr. Daoust has served as non-executive chairman of the board of HighRoads, Inc., a privately-held technology-enabled services company that automates the supplier management lifecycle for the human resources function of

Fortune 500 companies. From February 2005 until December 2008, Mr. Daoust served as the chairman and chief executive officer of HighRoads. From August 2003 to January 2005, Mr. Daoust was President of Daoust Consulting, LLC, a provider of management consulting services to early- and mid-stage companies. From October 2000 to July 2003, Mr. Daoust was chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for over 28 years and served on their board of directors for nine years. He currently serves on the board of Gevity HR, Inc., a publicly-traded provider of comprehensive employment management solutions, and on the advisory boards of Brodeur Worldwide (part of the Omnicom Group) and LaborMetrix, Inc. Mr. Daoust holds a B.A. in Mathematics from Boston College and a Masters of Actuarial Science with distinction from the University of Michigan and he is a Fellow of the Society of Actuaries.

Robert A. Trevisani has served on our board of directors since 2005. Since December 2005, Mr. Trevisani has served as President of Southern Cay Consulting, a private consulting firm. From 2003 up to his retirement in June 2006, Mr. Trevisani was Of Counsel at Gadsby Hannah LLP and from 1967 to 2003, he was a partner at that law firm. From 2002 to 2004, Mr. Trevisani was a board member of Computer Horizons Corp., a publicly-traded information technology staffing and services firm that also provides temporary employee management software solutions. From 2000 to 2002, Mr. Trevisani was Chairman of the Legal Practice Section of the International Bar Association. Mr. Trevisani is a board member of SuperTel Network Communications, Inc., a privately held telecommunications company, and its affiliated companies. Mr. Trevisani is also currently President and a Trustee of the Commonwealth Charitable Fund, a Trustee of the Institute for Experimental Psychology at the University of Pennsylvania and a member of the Board of Overseers of Boston College Law School. Mr. Trevisani is a past member of the faculty at Boston College Law School and the Boston University Graduate School of Law and was a Trustee of Mount Ida College from 1990 to 2005. Mr. Trevisani holds an A.B. from Boston College, a J.D. from Boston College Law School and an L.L.M. in Taxation from New York University Graduate School of Law.

Bryce Chicoyne has served as our Senior Vice President and Chief Financial Officer since May 2008. From August 2004 to May 2008, Mr. Chicoyne was the Chief Financial Officer of Harvard Bioscience, Inc., a publicly traded developer and manufacturer of products for the clinical and research industries. Prior to joining Harvard Bioscience, Mr. Chicoyne served from December 2002 to August 2004 as Director of Financial Reporting with Apogent Technologies Inc. (now a subsidiary of Thermo Fisher Scientific Inc.), a developer and manufacturer of products for the clinical and research industries. Mr. Chicoyne holds a B.S. in accounting from the University of Southern New Hampshire and an M.B.A. from the F.W. Olin School of Business at Babson College.

William C. Martin has served on our Board of Directors since July 2009. Mr. Martin has served as the Chairman and Chief Investment Officer of Raging Capital Management, LLC, a private investment partnership based in Princeton, NJ, since 2006. He is also the co-founder and has served as the principal of Indie Research, LLC since 2002 and of InsiderScore, LLC since 2004. Indie Research and InsiderScore are providers of proprietary investment research tools for individual and institutional investors. Mr. Martin also co-founded Raging Bull, an online financial media company, in 1998. Mr. Martin has served as a director of Bankrate, Inc,. a publicly-traded provider of online financial information and advice, since 2000.

Other Executive Officers

Brent Kleiman has served as our Senior Vice President, Marketing since July 2009 and previously served as our Vice President of Marketing and General Manager, Small Business from November 2007 until July 2009. From December 2003 through October 2007, Mr. Kleiman held various executive roles at Deploy Solutions, Inc. (acquired by Kronos, Inc.), a leading provider of recruiting and hiring software and services. Mr. Kleiman spent August 1996 through December 2003 in leadership positions, including president and chief executive officer, at

Humetrics, a company specializing in hourly employee hiring automation, which was acquired by Deploy Solutions, Inc. in late 2003. Mr. Kleiman holds a B.A. in Business with a concentration in Finance and Marketing from the University of Texas at Austin and an M.B.A. from the Harvard Business School.

Teresa A. Shipp has served as our Senior Vice President of Sales since May 2003 and served as our Corporate Controller from November 2002 until August 2004. From November 2001 until September 2002, Ms. Shipp was International Finance Manager for LoJack Corporation, a publicly-held provider of vehicle recovery systems. Ms. Shipp holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the Harvard Business School and is a Certified Public Accountant, a Certified Compensation Professional and a Global Remuneration Professional.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs Daoust, Gregg, Martin, McCauley, Sumser, Temescu and Trevisani are independent directors, as “independence” is defined in the SEC and Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment. Our independent directors have designated Mr. Trevisani as our “lead” independent director for presiding over executive sessions of the Board of Directors without management. Our Board of Directors meets in executive session after each regularly scheduled Board meeting.

Our by-laws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and functioning of all of our committees complies with the rules of the SEC and the Nasdaq Global Market that are currently applicable to us and we intend to comply with additional requirements to the extent that they become applicable to us.

Audit Committee. Edward McCauley, Terry Temescu and Robert Trevisani currently serve on the Audit Committee, and each of them served on the audit committee throughout 2009. Mr. McCauley serves as the Chairman of the Audit Committee. The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	resolving disagreements between management and our independent auditor;

•	pre-approving all auditing and permissible non-audit services (except de minimis non-audit services), and the terms of such services, to be provided by our independent auditor;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	reviewing and approving related party transactions and establishing policies to facilitate such review;

•	meeting independently with our independent auditors and management; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

All of the members of the Audit Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC. The Board of Directors has determined that Mr. McCauley is an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee. Paul Daoust, John Gregg and Robert Trevisani currently serve on the Compensation Committee. Mr. Gregg joined the Compensation Committee in June 2009, replacing John Sumser who served on the Compensation Committee from October 2008 through June 2009, prior to which Edward McCauley served on the Compensation Committee. Messrs Daoust and Trevisani served on the Compensation Committee throughout fiscal 2009. Mr. Trevisani serves as the Chairman of the Compensation Committee. The Compensation Committee’s responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our President and Chief Executive Officer;

•	evaluating the performance of our President and Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our President and Chief Executive Officer;

•	overseeing the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive-based compensation plans and equity-based compensation plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

All of the members of the Compensation Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC.

Nominating and Corporate Governance Committee. Paul Daoust, Terry Temescu and Robert Trevisani currently serve on the Nominating and Corporate Governance Committee, and each of them served on the Nominating and Corporate Governance Committee throughout fiscal 2009. Mr. Trevisani serves as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a set of corporate governance guidelines;

•	serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002; and

•	overseeing the evaluation of the board and management.

All of the members of the Nominating and Corporate Governance Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC.

Our Board of Directors has adopted charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors also has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and Audit Committee Complaint Procedures. We post on our website, at investor.salary.com/governance.cfm, the charters of our committees and our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Audit Committee Complaint Procedures. These documents are also available in print to any stockholder requesting a copy in writing from our Corporate Secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website. Except for the availability of this proxy statement and our 2009 Annual Report, which are available for viewing, printing and downloading at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15229, the information on our website is not part of this proxy statement.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors, annually reassessing the adequacy of such criteria and submitting any proposed changes to the Board for approval, recommending candidates for election to the Board of Directors, and reviewing the composition and size of the Board in order to ensure that the Board is comprised of members possessing the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of Salary.com.

It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to the Corporate Secretary of the Company at our principal executive offices at 160 Gould Street, Needham, Massachusetts 02494 by U.S. mail or facsimile, and must include evidence of the recommending stockholder’s ownership of our stock, the candidate’s name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board, a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate, the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting, and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Nominating and Corporate Governance Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•

The Nominating and Corporate Governance Committee may solicit recommendations from any or all of the following sources: non-management directors, the President and Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate.

•	The Nominating and Corporate Governance Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate.

•

The Nominating and Corporate Governance Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

•

In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to the Corporate Secretary at our principal executive offices at 160 Gould Street, Needham, Massachusetts 02494. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the fiscal year ended March 31, 2009. During the fiscal year ended March 31, 2009, the Audit Committee held a total of four meetings, the Compensation Committee held a total of two meetings, and the Nominating and Corporate Governance Committee held one meeting. During fiscal 2009, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. All of our directors attended the 2008 annual meeting of stockholders.

Director Compensation and Other Information

During the period from April 1, 2008 to March 31, 2009, we paid each non-employee director a fee per Board or committee meeting attended of $1,000 and $500 for each meeting in which the director participated by telephone. For fiscal 2009, each non-employee director received a retainer of $60,000 paid in restricted Salary.com stock issued in June 2008. In addition, committee chairmen and members received the following retainers, also paid in restricted Salary.com stock issued in June 2008 and November 2008: Audit Committee chairman, $40,000; Compensation Committee chairman, $20,000; Nominating and Corporate Governance Committee chairman, $10,000; committee member, $10,000. All retainers for board service vested in twenty-five percent increments on the date of grant, August 15, 2008, November 15, 2008 and February 15, 2009 and all retainers for committee service and chairmanship vested one-half on November 20, 2008 and one-half on July 15, 2009. The Compensation Committee may alter the form and mix of compensation to be paid to any director upon good cause shown.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors. Employees who also serve as directors receive no additional compensation for their services as a director.

Director Compensation Table 2009

The following table details the compensation earned by our non-employee directors in the fiscal year ended March 31, 2009:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Total

	($)	($)	($)	($)
Paul R. Daoust	—	66,805	12,295	79,100
John F. Gregg	—	52,280	8,197	60,477
Edward F. McCauley	—	102,663	15,734	118,397
John R. Sumser	10,000	48,501	8,197	66,698
Terry Temescu	27,000	45,996	9,700	82,696
Robert A. Trevisani	—	95,434	14,717	110,151

(1)	Stock awards were made in June 2008 in payment of meeting fees for fiscal 2008 and Board and Committee retainers for fiscal 2009.

(2)	Amounts reported represent the compensation cost recognized by Salary.com for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, without giving effect to estimated forfeitures.

(3)	As of March 31, 2009, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Paul R. Daoust	—
John F. Gregg	13,440
Edward F. McCauley	—
John R. Sumser	13,440
Terry Temescu	31,360
Robert A. Trevisani	19,600

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP, an independent registered public accounting firm, has audited the consolidated financial statements of Salary.com for the fiscal year ended March 31, 2009. Our Audit Committee has appointed Grant Thornton LLP to audit the consolidated financial statements of Salary.com for the fiscal year ending March 31, 2010. Our organizational documents do not require that our stockholders ratify the appointment of our independent registered public accounting firm and the Audit Committee has the sole discretion to retain or terminate our independent registered public accounting firm. We are submitting the appointment of Grant Thornton LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Grant Thornton LLP. Representatives of Grant Thornton LLP have informed us that they intend to be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2010.

The aggregate fees billed to Salary.com by Grant Thornton LLP for the fiscal years ended March 31, 2008 and 2009 are as follows:

	2008	2009
Audit Fees(1)	$651,352	$649,791
All Other Fees(2)	$—	$26, 450

Total	$651,352	$676,241

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal controls over financial reporting, review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and other SEC filings.

(2)	All other fees consist of fees incurred in connection with preparing and filing registration statements on Form S-8 and responses to SEC correspondence.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Grant Thornton LLP described above under the caption “Audit Fees” and “All Other Fees” were approved by our Audit Committee. The non-audit services provided in fiscal 2009 were reviewed by the Audit Committee, which concluded that the provisions of such services by Grant Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at March 31, 2008 and 2009 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2009, and has discussed them with management. The Audit Committee also reviewed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the results of its audits. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Grant Thornton LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Grant Thornton LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal controls, including internal controls over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The Audit Committee also approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.

Respectfully submitted by the Audit Committee,

Edward F. McCauley, Chairman

Terry Temescu

Robert A. Trevisani

PROPOSAL 3

STOCKHOLDER PROPOSAL

The Company has received a stockholder proposal from Cannell Capital LLC (“Cannell Capital”), P.O. Box 3459, 240 East Deloney Avenue, Jackson, WY 83001. Cannell Capital has requested that the Company include the following proposal in its proxy statement for the 2009 annual meeting of stockholders, and if properly presented this proposal will be voted on at the annual meeting. The Company has relied on the information supplied by Cannell Capital on an amended Schedule 13D filed with the Securities Exchange Commission on March 11, 2009. According to such filing, Cannell Capital acts as the investment adviser to Anegada Master Fund Limited and is the general partner of, and investment adviser to, Tonga Partners QP, L.P. and Tonga Partners, L.P. (collectively, the “Funds”) and the Funds beneficially own 1,142,183 shares of Common Stock. The amended Schedule 13D filed by Cannell Capital also states that Cannell Capital has sole power to vote and direct the shares held by the Funds.

The stockholder proposal is below. The Company accepts no responsibility for the contents of the proposed resolution, including the accuracy of any financial analysis included or supporting statements. The Company’s management does not support the adoption of the resolution proposed below and asks stockholders to consider management’s response, which follows the stockholder proposal.

The board of directors recommends a vote “AGAINST” this proposal.

Vote Required

Approval of the stockholder proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting.

Stockholder Proposal & Supporting Statement

As illustrated in Figure 1, attached herein, SLRY is “cheap” on both an absolute and relative basis.

Figure 1: SLRY is “Cheap”

($ in Millions)	Enterprise Value (“EV”)	EV/ Sales	2008 Gross Margin %
Vocus, Inc. (VOCS)	233.2	3.0	81.1
Taleo Corporation (TLEO)	233.9	1.5	66.4
SuccessFactors, Inc. (SFSF)	178.2	1.6	65.3
Ultimate Software Group Inc. (ULTI)	300.2	1.7	53.7

Salary.com, Inc. (SLRY)	11.9	0.3	70.7

The Funds, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, hereby submit the following shareholder proposal for inclusion in SLRY’s proxy statement for its annual meeting of shareholders that is scheduled to occur on or about September 18, 2009.

“Proposal: The shareholders of Salary.com, Inc. (the “Company”) recommend that the Company’s Board of Directors immediately retain the services of a nationally recognized investment banking firm to explore a possible sale or merger of the Company in order to enhance the value of the Company and maximize shareholder value.”

This is in accordance with our agreement and discussion that SLRY’s “sticky” license and maintenance is worth substantially more than the 30% of revenues to which the market is currently according it.

Management Statement in Opposition to Stockholder Proposal

The stockholder proposal requests that the Company retain an investment banker and explore a sale of the Company. After careful consideration, the Board of Directors recommends a vote AGAINST this proposal because the Board of Directors believes that soliciting acquisition offers would not maximize returns for stockholders. It believes that the current market price of the Company’s stock is not necessarily reflective of the Company’s long-term value

Soliciting Acquisition Offers Would Not Maximize Stockholder Returns

The Board is elected by the stockholders to direct the management of the Company’s business in a manner that will enhance the value of the Company to its stockholders. The Board of Directors has been engaged in long-term strategic planning and has sought advice from expert third parties, including nationally recognized investment banking firms. The Board of Directors also keeps apprised of trends and developments in the on-demand software, SaaS, human resources and compensation industries, including the market valuations of the Company’s publicly traded peer companies and some of the terms under which mergers and acquisitions have been completed.

Currently, the Company is focused on growing bookings and cash flow and taking advantage of opportunities to grow long-term stockholder value. Since the Company’s initial public offering in 2007, the Company has expanded to become a broad provider of a total human resources suite. The Board of Directors believes that the optimal strategy is to focus management’s time and energy on operating the Company’s business, integrating acquisitions, addressing the challenges faced by the Company, improving the Company’s competitive position, and remaining nimble in the face of a challenging macro-economic environment. The Board of Directors believes that the Company should avoid distractions, focus its efforts on executing in its core business and on these important objectives.

The Board of Directors believes that the Company has a sound and comprehensive strategy for achieving long-term stockholder value and believes that the current valuation environment may not provide the optimal opportunity to sell the business at its highest potential value. The acquisition market is in a constant state of flux and acquisition premiums vary widely based on many complex factors. A decision as to whether or when to sell a company involves a complex balancing of a variety of factors. The Board of Directors must estimate the short-term returns that might be achieved if the Company was sold in its current financial and business posture as compared to the long-term returns which might be achieved as an independent company through execution of the Company’s business plan or through a future sale under different market or strategic conditions. The Board of Directors, which in the aggregate beneficially owns approximately 30% of the Company’s outstanding stock, believes that it is in the most informed position to analyze all of the complex variables and decide when and if pursuing a merger is in the best interests of the Company and its stockholders.

*        *        *

For the reasons described above, in the exercise of its fiduciary duties to the Company, the Board of Directors does not currently consider a sale of the Company to be an attractive alternative for maximizing long-term stockholder value. Any good faith offers received by the Company to merge with another corporation will be given careful consideration by the Board of Directors; however, the Board of Directors believes that pursuing a sale of the Company at this time would be inconsistent with maximizing stockholder value.

The board recommends a vote “AGAINST” this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

As a provider of software as a service (SaaS) compensation, talent management, and payroll/human resources management (HRM) solutions, our long-term success depends on our ability to create, develop and market our products and services and to continue to build on the functionality of our products to address the requirements of our customers and future clients. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to Salary.com’s core values.

Salary.com’s compensation philosophy is to provide a highly competitive, flexible, market-based total compensation program to attract, motivate, and retain our most valuable resources: our people. Our compensation programs reflect a pay-for-performance strategy, reinforced with competitive pay-to-market data. Our executive compensation program is intended to:

•	Encourage achievement of overall financial results and individual contributions by executive officers and other employees;

•	Align the interests of our employees with the interests of our stockholders, to promote short and long-term growth of our business;

•	Attract, retain, and reward highly qualified named executive officers who create value for our stockholders; and

•	Reinforce our pay-for-performance strategy and our results driven culture that rewards individual, team, and corporate success.

For purposes of this document, the President and Chief Executive Officer, the Chief Financial Officer, as well as the other named executive officers named in the Summary Compensation Table below, will be referred to as the “named executive officers.”

We believe that compensation should be based on job responsibility, Company performance, and individual performance. In addition, compensation should reflect the value of the job in the marketplace. In order to attract and retain highly skilled employees, we must remain competitive with the pay of other employers who compete with us for talent.

The Compensation Committee is responsible for developing and approving our compensation program for our named executive officers and our other officers. In addition, our Compensation Committee administers our equity based plan and oversees such other benefit plans as we may from time to time maintain.

The Compensation Committee is composed of three non-employee directors, Robert Trevisani, Paul Daoust, and John Gregg.

Role of the Compensation Committee

The Compensation Committee is delegated the responsibility for determining the compensation of our President and Chief Executive Officer and other named executive officers. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules and a non-employee director under Section 16 of the Securities Exchange Act of 1934.

The Compensation Committee ensures that all plans, policies, and practices utilized are consistent with our compensation philosophy and maintains an ongoing awareness of regulatory developments pertaining to the organization’s compensation and benefits programs. In addition, the Compensation Committee is responsible for reviewing the performance and approving the compensation of our President and Chief Executive Officer and our other named executive officers.

The executive compensation program is designed to reward named executive officers for achieving our strategic goals and to align the interests of our named executive officers with those of our stockholders. This philosophy is reflected in an executive compensation program that is generally comprised of three elements: (a) base salary, which is determined on the basis of the individual’s position and responsibilities with the Company; (b) annual bonus incentive awards payable in cash or stock and tied to our achievement of corporate-level financial and non-financial objectives; and (c) long-term equity incentive awards, which includes the issuance of restricted stock awards and/or stock unit awards that create alignment between executive compensation and our stockholders’ interest in building fundamental value in our company and our stock price.

The Compensation Committee’s Processes

The Compensation Committee utilizes different processes to assist it in ensuring that our executive compensation program is achieving its objectives. Among those are:

•

Industry Comparison. The Compensation Committee establishes total compensation levels for executives that it believes are competitive with industry compensation practices. The Committee has selected a group of publicly-traded peer companies on the basis of company size, fiscal and business model similarities with Salary.com, as well as peer companies who compete in the SaaS compensation, talent management and payroll/HRM markets. Our peer group is limited to publicly-traded companies that were cash-flow positive and that, as of our first quarter of fiscal 2009, had revenue between $25 million and $100 million, a market capitalization between $100 million and $1 billion and between 200 and 1,200 full-time employees. For fiscal 2009, our peer group consisted of the following companies:

Concur Technologies, Inc.	Keynote Systems, Inc.	Saba Software, Inc.	Unica Corp
Workstream, Inc.	Callidus Software, Inc.	Kenexa Corp	Knot Inc.
Liveperson, Inc.	Online Resources Corp	Rightnow Technologies, Inc.	Spark Networks PLC
Sumtotal Systems, Inc.	Taleo Corp	TheStreet.com	Vocus, Inc.
Ultimate Software Group, Inc.	Constant Contact, Inc.	Dice Holdings, Inc.	TechTarget.com, Inc.

The Committee also analyzes general market compensation practices, using a variety of survey sources available, including our own proprietary market survey data.

•

Assessment of Company Performance. The Compensation Committee uses several Company performance measures in establishing compensation practices. In fiscal 2009, the Compensation Committee considered various measures of Company performance, including bookings, cash flow from operations and growth in revenue. The Committee reviewed these measures against our budget for the prior year as well as against the performance of our peer companies. The Committee also considered the effect of the current economic downturn on our financial targets, our performance and the performance of our peer companies. Based on its review, the Compensation Committee determined that our performance was within the median of our peer group companies and therefore it was appropriate for base salary to be targeted to the 50th percentile of our peer companies. In order to provide incentives to our named executive officers to achieve our performance goals for fiscal 2009, the Compensation Committee determined that it was appropriate to place relatively more emphasis on incentive compensation awards, including short-term bonus incentives and long-term equity incentives, and therefore decided that incentive awards should be targeted between the 50th and 75th percentiles of our peer companies.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including our named executive officers. The members of the Compensation Committee discuss individual performance of our named executive officers to determine appropriate compensation actions for each individual.

•	Role of the Compensation Consultant

In order to enhance its objectivity, the Compensation Committee has, from time to time, obtained advice and/or recommendations of an outside compensation consulting firm. The Compensation Committee has the sole authority to select and retain any compensation consultant or other outside consultant for assistance in the evaluation of compensation for our directors, our President and Chief Executive Officer, or other named executive officers. The Compensation Committee’s authority includes the right to approve the consultant’s fees and other retention terms.

For the fiscal year ended March 31, 2009, the Committee retained Longnecker & Associates as its independent compensation consultant to provide an overall check on the market competitiveness of our compensation practices. At the request of the Committee, Longnecker & Associates reviewed management’s proposal for base salary, bonus incentive awards and targets, long-term incentive compensation and total target compensation for our top 13 employees and compared management’s proposal against the market 50th percentile. Longnecker & Associates also reviewed our recent practice of granting restricted stock units to our executive officers. In conducting its analysis Longnecker & Associates reviewed its most recent executive and board of director compensation reports, published survey data and publicly available information regarding the executive compensation practices of the companies in our peer group.

Based on its review, Longnecker & Associates concluded that the proposed fiscal 2009 base salary for our named executive officers was consistent with the market median and that the target variable compensation, consisting of bonus incentive awards and long-term equity incentive compensation, was between the 50th and 75th percentiles of the market data. The Committee reviewed these findings along with its own industry analysis and concluded that the recommendations of management were consistent with our philosophy of targeting base salary near the market median and placing relatively more emphasis on pay-for-performance compensation by targeting bonus incentive awards and long-term equity incentive compensation near the 75th percentile of the market.

Role of Executives in Determining Compensation

The Compensation Committee reviews on a regular basis our compensation philosophy and executive compensation program so that the Committee can recommend any changes necessary to keep our compensation philosophy and executive compensation program aligned with our specific business objectives. Management, including our President and Chief Executive Officer and our Vice President of Human Resources, makes recommendations to the Compensation Committee with respect to the compensation of our named executive officers, other than our President and Chief Executive Officer.

The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Plunkett’s compensation with him, but makes decisions with respect to his compensation without him being present.

Mr. Plunkett attends all Compensation Committee meetings and our other named executive officers will occasionally attend Compensation Committee meetings, but our executive officers leave the meetings as appropriate when matters of executive compensation pertaining to them are discussed.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may delegate certain of its responsibilities to sub-committees.

The Compensation Committee has delegated to Mr. Plunkett the authority to grant stock options and make total compensation decisions for employees other than named executive officers within defined guidelines.

Elements of Compensation:

The primary elements of our executive compensation programs are:

•	Base salary;

•	Annual bonus incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and generally available benefit programs healthcare coverage and 401(k).

For the fiscal year ended March 31, 2009, we structured on-target total direct compensation for our named executive officers, including our President and Chief Executive Officer and Chief Financial Officer, so that base salaries were generally consistent with the competitive midpoint of our peer companies. In fiscal 2009, target variable incentive awards, consisting of annual bonus incentive awards and long term equity incentive awards, for our named executive officers were in the competitive 50th to 75th percentile of our peer companies, and the Compensation Committee considered this to be appropriate and consistent with our pay-for-performance compensation philosophy.

Base Salary

We establish base salaries for named executive officers primarily on the basis of their level of responsibility, their individual qualifications and experience, and competitive salary information based on our review of market surveys and the compensation practices of our peer companies. We review salaries annually and adjustments are typically made on an annual basis; additional adjustments, which occur infrequently, may be considered from time to time in accordance with certain criteria, which include individual performance, the functions they are performing, the scope of the executive’s on-going duties and general market changes or changes within the compensation peer group. No such additional adjustments were made to any named executive officer’s base salary in fiscal 2009.

To determine recommendations for each named executive officer other than himself, Mr. Plunkett reviews the comparable data with the Vice President of Human Resources and makes a recommendation to the Compensation Committee for review and approval. The Compensation Committee reviews these recommendations, conducts its own analysis of the practices of our peer companies and considers the information and recommendations provided by Longnecker & Associates, our third party compensation consultant. Base salary with respect to Mr. Plunkett is reviewed annually by the Compensation Committee, and adjustments are determined by the Compensation Committee based on the Committee’s analysis of market data and consultation with our compensation consultant.

Based on its review of the above factors and an assessment of the economic conditions as of July 2008, the Compensation Committee determined that the base salaries of our named executive officers for fiscal 2009 should be held relatively constant. The Committee approved modest increases to the base salary of our President and Chief Executive Officer, our Executive Vice President, Chief Operating Officer and Chief Technology Officer and our Senior Vice President of Sales in recognition of their expanded responsibilities as a result of the increased investments that we made in our sales and marketing efforts, our recent and planned acquisitions for fiscal 2009 and our efforts to increase our global market presence. The Committee decided not to increase the base salaries of our remaining named executive officers because they had less responsibility for these initiatives and their base salaries were already at or above the median.

As a result of reviewing available market pricing information and in response to the current economic conditions, in July 2009, management recommended, and the Compensation Committee approved, a proposal that provided for no executive salary increases for fiscal 2010, except for Mr. Kleiman, who received a raise in connection with becoming an executive officer in June 2009 and the increased responsibilities associated with his new position. We expect this philosophy of limited base salary raises to remain in effect until such time as economic conditions or company performance improve.

Annual Bonus Incentive Compensation

Bonus Plan. The Compensation Committee annually approves awards under our existing bonus plan to provide a variable bonus designed to motivate participants to achieve our financial and other performance objectives, and rewards executives for their achievements when those objectives are met. The Committee sets the target awards based on each named executive officer’s responsibilities and our review of market data, including the compensation practices of our peer companies. Consistent with our pay-for-performance philosophy, we target annual bonus incentive awards at the 50th to 75th percentile of the market data. Bonuses may be payable in cash or in a restricted stock grant of the same/comparable value of the total cash bonus amount based on the trading price of our stock at the time the bonus is paid. Together with the Compensation Committee, target bonuses are reviewed annually and may be adjusted from time to time if needed to reflect changes within the market. No adjustments were made to the target bonus of any named executive officer in fiscal 2009.

To determine target bonus recommendations for each named executive officer other than himself, Mr. Plunkett reviews market comparable data with the Vice President of Human Resources and makes recommendations to the Compensation Committee for review and approval. In its review, the Committee considers the recommendations of management, it own survey of market practices and the report generated by our independent compensation consultant. Under his employment agreement, the target bonus for our President and Chief Executive Officer must be at least 100% of his base salary. The Compensation Committee reviews Mr. Plunkett’s target bonus annually to determine whether a higher target is appropriate and adjustments may be made by the Compensation Committee.

The amount of target bonus earned under the bonus plan is based on our overall achievement against our management bonus objectives, or MBOs, which are based on our corporate level financial and non-financial performance objectives as well as individual performance metrics. MBOs are established at the beginning of the fiscal year, although the Committee may adjust MBOs during the year to reflect changes in our corporate-level objectives or changes in a named executive officer’s responsibilities. The Committee determines the MBOs based on the recommendations of management and our budget and operating objectives for the fiscal year. For fiscal 2009, the Committee established the following MBOs:

•

Attaining our fiscal 2009 financial forecasts, as publicly disclosed in the form of guidance to the public markets, including achieving our non-GAAP cash flow from operations target of $0 to $2 million;

•

Enhancing our customer base by acquiring new customers, increasing sales to existing customers, continued investment in the capabilities of our existing products and adding new competency and talent management products to our suite;

•	Expanding our global outreach by adding more international data sets and expanding operations globally;

•	Successfully acquiring complementary businesses and integrating those business into our operations;

•	Hiring salespeople and leveraging our sales and marketing capabilities; and

•	Continuing strong customer acquisition, upsell and retention rates.

Consistent with our operating plan, the financial MBOs and attainment levels for incentive bonus awards are adjusted to exclude amortization of intangible assets, non-cash charges associated with the expensing of equity-based compensation and restructuring charges.

The Committee also discussed the weighting of the MBOs for each named executive officer based on the individual job responsibilities of each. The Committee decided that it was appropriate to evaluate the performance of each named executive officer against the MBOs at the end of the fiscal year when it could determine the impact that each executive officer had on our performance versus the MBOs, rather than pre-assign numerical weightings. Based on its evaluation of achievement of the MBOs and the importance of each MBO to each named executive officer, the Committee determines the percent of the target incentive bonus award earned by our named executive officer. There are no maximum or minimum attainment levels established.

Throughout the first four months of fiscal 2010, the Compensation Committee met to evaluate the attainment of our MBOs for fiscal 2009 and the percentage of the target incentive bonus award earned by each named executive officer. The Compensation Committee considered the recommendations of Mr. Plunkett and management’s evaluation of our attainment of the MBOs and determined that some, but not all, of the MBOs had been met. Specifically, the Committee determined that we had non-GAAP cash flow from operations for fiscal 2009 of negative $7.4 million, which was lower than forecasted and materially below our target MBO. The Committee also considered the current economic downturn, our commitment to a true pay-for-performance philosophy and the recommendation from Mr. Plunkett that no incentive bonus awards had been earned by our named executive officers, other than by our Executive Vice President, Chief Operating Officer and Chief Technology Officer. The Committee further determined that we had achieved the MBO related to expanding our operations globally and that our Executive Vice President, Chief Operating Officer and Chief Technology Officer had been a significant contributor to the establishment, expansion and increased productivity of our offshore subsidiary in Shanghai, China. The Committee considered our Executive Vice President, Chief Operating Officer and Chief Technology Officer’s primary role in the success of our operations in Shanghai, China and that a significant portion of his responsibilities were devoted to these operations.

Based on these factors, in July 2009, the Compensation Committee decided that our Executive Vice President, Chief Operating Officer and Chief Technology Officer had earned 100% of his target incentive bonus award and that none of our other named executive officers, including our President and Chief Executive Officer, had earned any portion of his target incentive bonus award for fiscal 2009. Named executive officers who were not employed by us in July 2009 were not entitled to receive any portion of their target bonus. The Compensation Committee therefore approved the following bonus awards under the bonus plan for fiscal 2009, to be paid in shares of our common stock (except for the portion used to satisfy tax withholding obligations, which is paid in cash):

Named Executive Officer	Fiscal 2009 Target Bonus ($)	Percent Attainment (%)	Fiscal 2009 Actual Bonus ($)	Fiscal 2010 Target Bonus ($)
Mr. Plunkett	300,000	0%	—	300,000
Mr. Power(1)	94,000	0%	—	—
Mr. Chicoyne	117,500	0%	—	117,500
Mr. Zhang	100,000	100%	100,000	132,500
Ms. Shipp	92,500	0%	—	92,500
Ms. Hanrahan(2)	66,000	0%	—	—
Mr. Coleman(3)	61,050	0%	—	—
Mr. Fusco(3)	54,450	0%	—	—

(1)	Mr. Power’s employment with Salary.com terminated effective May 12, 2008 and he was therefore not entitled to a bonus.

(2)	Ms. Hanrahan’s employment with Salary.com terminated effective May 31, 2009 and she was therefore not entitled to a bonus.

(3)	Messrs Coleman and Fusco’s employment with Salary.com terminated effective January 7, 2009 and they were therefore not entitled to a bonus.

Long-term Equity Incentive Compensation

We use long-term equity incentive compensation to align our named executive officers’ interests with those of our stockholders, and to attract and retain the highest-caliber executives. Under our stock plans, we have the ability to grant stock options and restricted stock units to employees, including our named executive officers.

Beginning with fiscal 2008, we began granting restricted stock units to our named executive officers because full-value awards such as restricted stock units permit us to deliver compensation value to our executive officers using fewer shares than would be required to deliver the same compensation value using options, which helps to reduce our overhang. In the recent past, we have not granted stock options to our executive officers and in fiscal 2009, all equity grants to our named executive officers under our 2007 Stock Option and Incentive Plan were made in restricted stock units. The Compensation Committee may change this practice in the future and begin using a combination of restricted stock units and stock options, if it deems it appropriate to increase the use of stock options or other forms of equity awards.

In determining the number of restricted stock units to award to each of our named executive officers, the Committee considers the recommendations of management, it own survey of market practices and the report generated by our independent compensation consultant. Our compensation philosophy emphasizes aligning the interests of our named executive officer’s with those of our stockholders and encouraging long-term growth. In addition, to ensure the integrity of our operational plan, and to safeguard stockholder value, we believe that tying a larger portion of our named executive officer’s compensation to long-term equity incentive awards allows us to motivate performance without creating incentives for our named executive officers to take unnecessary and excessive risks that would threaten our long-term value. Therefore, the Compensation Committee has determined that is appropriate to target long-term equity incentive awards between the median and 75th percentile of our peer companies. Based on its evaluation of the above factors, in fiscal 2009, the Compensation Committee approved the following awards of restricted stock units to our named executive officers:

Named Executive Officer	Stock Awards (#)
Kent Plunkett	187,595
Bryce Chicoyne	120,000
Yong Zhang	88,276
Teresa A. Shipp	38,779
Meredith Hanrahan(1)	15,983
William Coleman(2)	27,169
Christopher Fusco(2)	20,522

(1)	Ms. Hanrahan’s employment with Salary.com terminated effective May 31, 2009.

(2)	Messrs Coleman and Fusco’s employment with Salary.com terminated effective January 7, 2009.

Severance and Change of Control Protection

We have entered into an employment agreement with our President and Chief Executive Officer which provides for severance benefits in certain circumstances, including upon termination without cause or for good reason, and upon termination without cause or for good reason following a change of control of Salary.com. This agreement also provides that, in the event that any payments made in connection with a change in control or termination would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, our President and Chief Executive Officer is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payments under the change in control agreements in the event any payment or benefit to the executive is considered an “excess parachute payment” and subject to an excise tax under the Internal Revenue Code. We also have entered into a letter agreement with our Chief Financial Officer which in part provides for severance benefits upon termination without cause or for good reason following a change of control of Salary.com.

These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits, including the potential gross-up payment to our President and Chief Executive Officer, are also intended to motivate our President and Chief Executive Officer and our Chief Financial Officer to continue employment with Salary.com and maximize stockholder value in the event of a potential change in control.

Equity awards issued to all employees, including our named executive officers, under our 2007 Stock Option and Incentive Plan, provide that vesting of all unvested portions of such equity awards will be accelerated if there is a change in control of Salary.com. Stock options issued to all employees, including our named executive officers, under our 2000 Stock Option and Incentive Plan and our 2004 Stock Option and Incentive Plan, provide that vesting of all but the final year of such options will be accelerated if there is a change in control of Salary.com. The severance benefits and employment agreements are described in more detail in “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan, except that our President and Chief Executive Officer may not participate in the employee stock purchase plan because he owns more than 5% of the voting power of our common stock. In addition, our named executive officers may participate in the various employee benefit plans that are generally available to all employees, including: medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In fiscal 2009, we did not match employee contributions to our 401(k) plan. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to our named executive officers.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1 million paid for any fiscal year to our President and Chief Executive Officer and certain other named executive officers. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. Compensation above $1 million may be deductible if it is deemed to be “performance-based compensation” within the meaning of the Internal Revenue Code. We will take the necessary steps to comply with the $1 million compensation deduction under Section 162(m) of the Internal Revenue Code, and will substantiate any performance-based compensation in the form of incentive bonuses and/or equity awards should the total compensation exceed $1 million.

Conclusions

We believe that our executive compensation programs strongly support our pay-for-performance strategy. We further believe that compensation levels for our President and Chief Executive Officer and other named executive officers are consistent with competitive compensation practices in our industry, and thus assist us in attracting and retaining the highest caliber of talent to meet and exceed our business objectives. We will continue to review our programs on a regular basis and expect to update them on occasion, based on changes in competitive pay practices, regulatory requirements, and business needs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Salary.com Compensation Committee,

Robert A. Trevisani, Chairman

Paul R. Daoust

John Gregg

SUMMARY COMPENSATION TABLE

The following summarizes the compensation earned during the fiscal year ended March 31, 2009, which we refer to as fiscal 2009, by (i) our President and Chief Executive Officer, (ii) our Chief Financial Officers and (iii) each of our three other most highly compensated executive officers who were serving as executive officers on March 31, 2009 and whose total compensation exceeded $100,000 and (iv) two additional persons who would have been among our three most highly compensated executive officers but who were not serving as executive officers on March 31, 2009. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Grants ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Kent Plunkett	2009	287,500	545,013	724,234	—	—		1,556,747
Chairman, President and Chief Executive Officer	2008	250,000	224,506	724,552	125,000	—		1,324,058
	2007	196,875	—	1,804,943	175,000	—		2,176,818
Chris Power(4)	2009	31,250	84,055	—	—	150,000	(5)	265,305
Former Senior Vice President, Chief Financial Officer and Treasurer	2008	61,699	171,930	—	—	—		233,629
	—	—	—	—	—	—		—
Bryce Chicoyne	2009	208,336	264,048	—	—	—		472,384
Senior Vice President, Chief Financial Officer and Treasurer	—	—	—	—	—	—		—
	—	—	—	—	—	—		—
Yong Zhang(6)	2009	289,247	271,714	86,576	100,000	—		747,537
Executive Vice President, Chief Operating Officer and Chief Technology Officer	2008	267,363	100,810	80,096	100,000	—		548,269
	2007	250,000	—	277,001	100,000	—		627,001
Teresa A. Shipp(7)	2009	296,157	139,438	69,221	—	—		504,816
Senior Vice President of Sales	2008	271,042	60,174	39,230	36,000	—		406,446
	2007	218,421	—	139,428	78,000	—		435,849
Meredith Hanrahan	2009	165,000	62,895	56,881	—	—		284,776
Former Senior Vice President of Marketing	2008	165,000	33,584	56,880	37,538	—		293,002
	2007	164,583	—	62,928	31,000	—		255,040
William Coleman(8)	2009	141,058	244,581	114,650	—	—		500,289
Former Senior Vice President of Corporate Development	2008	180,000	36,958	23,050	—	—		240,008
	2007	180,000	—	19,355	—	—		199,355
Christopher Fusco(8)	2009	123,077	219,387	58,744	—	36,306		401,208
Former Vice President of Data Operations	2008	158,750	49,391	48,967	—	—		257,108
	2007	134,538	—	11,100	—	—		145,638

(1)	Amounts reported for 2009, 2008 and 2007 represent the compensation cost recognized by Salary.com for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our the Annual Report on Form 10-K for the fiscal years ended March 31, 2009, 2008 and 2007, respectively, without giving effect to estimated forfeitures. With respect to Mr. Plunkett, the amounts reported for 2007 include compensation cost of approximately $1.3 million recognized by Salary.com for financial statement reporting purposes based on the accelerated vesting of 854,449 shares restricted stock issued upon exercise of unvested stock options. The amounts reported for 2009, 2008 and 2007 do not purport to reflect the value that will be recognized by our named executive officers upon sale of the underlying securities.

(2)	Non-equity incentive plan compensation payable in respect of fiscal 2009 will be paid in stock grants, except for the portion used to satisfy tax withholding obligations, which will be paid in cash. Amounts reported in 2008 represent amounts paid in June 2008 under Salary.com’s annual incentive bonus program. Bonuses for fiscal 2008 were paid in stock based on the fair market value of our common stock on the date of grant, except for the portion used to satisfy tax withholding obligations, which was paid in cash. These grants were fully vested on the date of grant. Amounts reported in 2007 represent amounts paid in July 2007 under Salary.com’s annual incentive bonus program. Bonuses for fiscal 2007 were paid in restricted stock based on the fair market value of our common stock on the date of grant, except for the portion used to satisfy tax withholding obligations, which was paid in cash. These grants vested on August 16, 2007.

(3)	Excludes benefits and perquisites received by our named executive officers that do not exceed an aggregate of $10,000.

(4)	Mr. Power joined Salary.com on January 2, 2008, and his employment with Salary.com terminated effective May 12, 2008. Mr. Power is included in the Summary Compensation Table above and elsewhere in this Proxy Statement because he served as our principal financial officer for a portion of fiscal 2009.

(5)	Consists of a lump sum cash severance payment made to Mr. Power in connection with the termination of his employment in May 2008.

(6)	Includes $27,997 paid to Mr. Zhang for services performed as President of SDC China, Ltd., our wholly-owned subsidiary in Shanghai, China. Mr. Zhang received these amounts in Chinese Yuan Renminbi. These amounts have been converted into U.S. dollars using the average exchange rate for the twelve months ended March 31, 2009 as reported by oanda.com.

(7)	Amounts reported in 2009 represent salary of $176,250 and sales commissions of $119,907. Amounts reported in 2008 represent salary of $144,167 and sales commissions of $126,875 (of which $22,083 was paid in restricted stock). Amounts reported in 2007 represent salary of $136,667 and sales commissions of $81,754.

(8)	The employment of Messrs Coleman and Fusco terminated effective January 7, 2009. Each of Messrs Coleman and Fusco is included in the Summary Compensation Table above and elsewhere in this Proxy Statement because his total compensation exceeds that of certain of our other named executive officers.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended March 31, 2009, certain information regarding incentive plan awards and options granted to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Kent Plunkett	N/A	—	$300,000	—	—		—
Kent Plunkett	6/13/2008	—	—	—	171,000		$798,570
Kent Plunkett	6/13/2008	—	—	—	16,595	(2)	$77,499
Bryce Chicoyne	N/A	—	$117,499	—	—		—
Bryce Chicoyne	5/13/2008	—	—	—	100,000		$561,000
Bryce Chicoyne	5/13/2008	—	—	—	20,000		$112,200
Yong Zhang	N/A	—	$132,500	—	—		—
Yong Zhang	6/13/2008	—	—	—	75,000		$350,250
Yong Zhang	6/13/2008	—	—	—	13,276	(2)	$61,999
Teresa A. Shipp	N/A	—	$92,500	—	—		$—
Teresa A. Shipp	6/13/2008	—	—	—	34,000		$158,780
Teresa A. Shipp	6/13/2008	—	—	—	4,779	(2)	$22,318
Meredith Hanrahan	6/13/2008	—	—	—	4,983	(2)	$23,271
Meredith Hanrahan	6/13/2008	—	—	—	10,998		$51,361
William Coleman	6/13/2008	—	—	—	20,000		$93,400
William Coleman	6/13/2008	—	—	—	7,169	(2)	$33,479
Christopher Fusco	6/13/2008	—	—	—	15,000		$70,050
Christopher Fusco	6/13/2008	—	—	—	5,522	(2)	$25,788

(1)	Represents potential amounts payable under Salary.com’s annual incentive bonus program for fiscal 2009. Actual amounts paid based on fiscal 2009 performance are as set forth in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	Represents shares issued in partial settlement of non-equity incentive plan awards made in respect of fiscal 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2009

The following table sets forth certain information concerning outstanding equity awards held by our named executive officers at March 31, 2009.

				Option Awards				Stock Awards
Name	Grant Date	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
				Exercisable(2)	Unexercisable
Kent Plunkett	12/22/2006	12/31/2006		136,161	—	7.41	12/22/2016	—		—
	1/19/2007	3/31/2008	(4)	400,000	—	10.5	1/19/2017	—		—
	7/25/2007	2/15/2008		—	—	—	—	38,286	(6)	53,600.40
	6/13/2008	11/15/2008		—	—	—	—	142,500	(6)	199,500.00

Yong Zhang	6/13/2008	11/15/2008		—	—	—	—	62,500	(6)	87,500.00
	1/4/2008	11/15/2008		—	—	—	—	6,667	(7)	9,333.80
	7/25/2007	4/30/2006		—	—	—	—	15,315	(6)	21,441.00
	3/31/2006	4/30/2006		11,200		0.22	3/31/2016	—		—
	1/19/2006	2/21/2007	(5)	40,000	—	10.5	1/19/2017	—		—
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	5,141		7,197.40
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	5,613		7,858.20
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	23,107		32,349.80

Bryce Chicoyne	5/13/2008	11/15/2008		—	—	—	—	83,333	(6)	116,666.20
	5/13/2008	5/13/2009		—	—	—	—	20,000	(8)	28,000.00

Teresa A. Shipp	6/13/2008	11/15/2008		—	—	—	—	28,333	(6)	39,666.20
	7/25/2007	2/15/2008		—	—	—	—	9,688	(6)	13,563.20
	12/31/2007	11/15/2008		—	—	—	—	2,000	(6)	2,800.00
	3/31/2006	4/30/2006		11,200	—	0.22	3/31/2016	—		—
	1/19/2007	2/21/2007	(5)	20,000	—	10.5	1/19/2017	—		—
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	3,080		4,312.00
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	2,709		3,792.60
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	29,386		41,140.40

Meredith Hanrahan	6/13/2008	11/15/2008		—	—	—	—	9,167	(6)	12,833.80
	7/25/2007	2/15/2008		—	—	—	—	5,727	(6)	8,017.80
	3/31/2006	4/30/2006		11,200	—	0.22	3/31/2016	—		—
	1/19/2007	2/21/2007	(5)	20,000	—	10.5	1/19/2017	—		—
	9/30/2005	9/30/2005		—	—	0.22	9/30/2010	20160		28,224.00
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	23,107		32,349.80

Bill Coleman	6/13/2008	11/15/2008		—	—	—	—	16,667	(6)	23,333.80
	7/25/2007	2/15/2008		—	—	—	—	7,636	(6)	10,690.40
	12/31/2007	11/15/2008		—	—	—	—	2,000	(6)	2,800.00
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	5,753		8,054.20
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	4,139		5,794.60
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	22,760		31,864.00

(1)	Unless otherwise indicated, all options granted to our named executive officers vest over a five-year period, at a rate of 1/60 th per month beginning on the vesting commencement date.

(2)	All options were granted under the Salary.com 2004 Stock Option and Incentive Plan which permits the optionee to exercise both unvested and vested options at any time. Shares issued upon exercise of unvested options are issued as restricted stock which vests in accordance with the option vesting schedule.

(3)	Market value of shares or units of stock that have not vested equals $1.40, the closing price on the Nasdaq Global Market on March 31, 2009, multiplied by the number of shares or units of stock.

(4)	These options vest annually in equal installments over a five-year period, beginning on the vesting commencement date.

(5)	These awards vested 25% on February 21, 2007 (the closing date of our initial public offering) and the remainder vest over a three-year period at a rate of 1/48th per month.

(6)	These awards vest semi-annually in equal installments over a three-year period, beginning on the vesting commencement date.

(7)	These awards vest annually in equal installments over a three-year period, beginning on the vesting commencement date.

(8)	These awards vested 100% on May 13, 2009, the executive’s one year anniversary of employment.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended March 31, 2009 certain information regarding the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested, during fiscal 2009 for each of our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Kent Plunkett	—	—	70,617	222,762
Bryce Chicoyne	—	—	16,667	36,667
Yong Zhang	—	—	39,317	129,854
Teresa A. Shipp	5,973	8,643	23,875	66,513
Meredith Hanrahan(3)	—	—	10,634	39,654
William C. Coleman(4)	—	—	13,411	51,965
Christopher Fusco(4)	—	—	34,560	79,812

(1)	Reflects the closing price of Salary.com’s common stock on the exercise date.

(2)	Reflects the closing price of Salary.com’s common stock on the vesting date.

(3)	Ms. Hanrahan’s employment with Salary.com terminated effective May 31, 2009.

(4)	Messrs Coleman and Fusco employment with Salary.com terminated effective January 7, 2009.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2006, the Compensation Committee and Kent Plunkett, our President and Chief Executive Officer, mutually agreed to terminate Mr. Plunkett’s then existing employment agreement and begin negotiation of the terms of a new employment agreement. In February 2007, we entered into a new Employment Agreement with Mr. Plunkett. The new employment agreement has a three year term, and under the agreement Mr. Plunkett is entitled to receive:

•	an initial annual salary of $250,000;

•	an annual target bonus equal to 100% of his annual salary;

•	grants of equity compensation as determined annually in the sole discretion of the Compensation Committee; and

•	benefits under our employee benefit plans consistent with those provided to our other executive officers.

The agreement includes a provision prohibiting Mr. Plunkett, during his employment and for one year thereafter, from engaging in certain business activities and from soliciting our employees and customers.

In connection with the negotiation of the new employment agreement, on January 19, 2007, the Compensation Committee granted Mr. Plunkett an option to purchase 400,000 shares of common stock, which is exercisable at a price of $10.50 per share, has a term of ten years and vests annually over five years commencing March 31, 2008. Also in connection with the negotiation of the new employment agreement, on February 7, 2007, the Compensation Committee accelerated the vesting of 854,449 shares of restricted stock held by Mr. Plunkett. These shares had been issued to Mr. Plunkett in March 2006 upon the exercise of stock options granted to him between June 2003 and March 2006 under the 2000 Stock Option and Incentive Plan and the 2004 Stock Option and Incentive Plan.

In January 2008, we entered into a letter agreement with Chris Power, pursuant to which we offered Mr. Power the position of Senior Vice President and Chief Financial Officer. During Mr. Power’s employment with us and for a period of one year after the termination of his employment, he is restricted from engaging in any business that competes with our business and from soliciting any of our employees. Mr. Power also has agreed to maintain the confidentiality of our business information. Effective May 13, 2008, Bryce Chicoyne replaced Chris Power as our Chief Financial Officer and Mr. Power’s employment with us was terminated. In connection with the termination of Mr. Power’s employment, in January 2009, we entered into a Separation Agreement and Release with Mr. Power under which Mr. Power received a $150,000 cash severance payment.

In April 2008, we entered into a letter agreement with Bryce Chicoyne, pursuant to which we offered Mr. Chicoyne the position of Senior Vice President and Chief Financial Officer. The agreement provides that we will pay Mr. Chicoyne an annual base salary of $235,000, subject to annual review by the Compensation Committee, and that he is eligible to receive a performance-based bonus of up to 50% of his base salary. Mr. Chicoyne also received the following equity awards pursuant to our 2007 Plan and the applicable forms of award agreements, which have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference: (1) 100,000 shares of restricted common stock, which vest in equal installments every six months after the grant date over a three year period, and (2) 20,000 shares of restricted common stock, which vest on or about the one year anniversary of the grant date. Furthermore, if Mr. Chicoyne’s employment is terminated by us other than (1) for cause or (2) as the result of his death or disability, or by Mr. Chicoyne for good reason, Mr. Chicoyne will be entitled to receive shares of restricted common stock with a value equal to (a) one year of his then current base salary plus (b) one year of his target bonus, based on the average closing price of our common stock for the ten trading days preceding the grant date. During Mr. Chicoyne’s employment with us and for a period of one year after the termination of his employment, he is restricted from engaging in any business that competes with our business and from soliciting any of our employees. Mr. Chicoyne also has agreed to maintain the confidentiality of our business information.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Salary.com, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreement with Mr. Plunkett, if his employment is terminated by us without cause, or by Mr. Plunkett for good reason, he would be entitled to receive a payment equal to one and one-half times the sum of his base salary and his average bonus for the previous two fiscal years. In addition, all of his unvested options and other stock-based awards which were granted prior to December 31, 2006 would immediately vest and the portion of his unvested options and other stock-based awards which were granted after January 1, 2007 and would have vested during the 18-month period after the termination date also would immediately vest. If within 24 months of a change in control, Mr. Plunkett’s employment is terminated by us without cause, or by Mr. Plunkett for good reason, he would be entitled to receive a payment equal to two times the sum of his base salary and his average bonus for the previous two fiscal years. In addition, all of his unvested options and other stock-based awards would immediately vest. Mr. Plunkett also would be entitled to an additional payment equal to the amount of any excise tax payable by him pursuant to the Internal Revenue Code. In either case, subject to his payment of the employee portion of such benefits, Mr. Plunkett would be entitled to continue participating in our health benefit programs for 18 months following his termination.

Under our letter agreement with Mr. Chicoyne, if his employment is terminated by us without cause, or by Mr. Chicoyne for good reason, he would be entitled to receive shares of restricted common stock with a value equal to (a) one year of his then current base salary plus (b) one year of his target bonus, based on the average closing price of Salary.com’s common stock for the ten trading days preceding the grant date.

Equity awards issued to all employees, including our named executive officers, under our 2007 Plan, provide that vesting of all unvested portions of such equity awards will be accelerated if there is a change in control of Salary.com. Stock options issued to all employees, including our named executive officers, under our 2000 Stock Option and Incentive Plan and our 2004 Stock Option and Incentive Plan, provide that vesting of all but the final year of such options will be accelerated if there is a change in control of Salary.com.

The following tables describe the potential payments and benefits to which our named executive officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason; (ii) a change of control of Salary.com (with no termination of employment); and (iii) termination of the executive’s employment by us without cause or, in the case of Mr. Plunkett, by the executive for good reason following a change of control of Salary.com. Calculations for this table are based on the following assumptions: (a) the triggering event took place on March 31, 2009; and (b) the per share price of our common stock is $1.40, the closing price on March 31, 2009.

Termination of Employment Effective March 31, 2009 with No Change of Control

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Total Cash Payments
Kent Plunkett	$675,000	$14,547	$173,300	$862,847
Bryce Chicoyne	293,751	—	—	293,751
Yong Zhang	—	—	—	—
Teresa A. Shipp	—	—	—	—
Total	$968,751	$14,547	$173,300	$1,156,598

Change in Control with No Termination of Employment

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Total Cash Payments
Kent Plunkett	—	—	$253,100	$253,100
Bryce Chicoyne	—	—	144,666	144,666
Yong Zhang	—	—	147,454	147,454
Teresa A. Shipp	—	—	88,934	88,934

Total	—	—	$634,154	$634,154

Termination of Employment Following a Change of Control Effective March 31, 2009

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	$900,000	$14,547	$253,100	—	$1,167,647
Bryce Chicoyne	293,751	—	144,666	N/A	438,417
Yong Zhang	—	—	147,454	N/A	147,454
Teresa A. Shipp	—	—	88,934	N/A	88,934

Total	$1,193,751	$14,547	$634,154	—	$1,842,452

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since April 1, 2007, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

The Board of Directors has adopted a Related Person Transaction Approval Policy for the review, approval or ratification of any related person transaction. This written policy provides that all potential transactions with related persons must be brought to the attention of the Chief Compliance Officer, who makes a determination as to whether the approval of the Audit Committee is required for such transaction. If approval is required, the terms of the proposed transaction and the material facts relating to transaction are presented to the Audit Committee for its consideration and approval. If pre-approval of any related party transaction is not practicable, the Audit Committee is required to consider and, if it deems appropriate, ratify such transaction at its next meeting. Any director who has an interest in a related party transaction being considered by the Audit Committee or the Board of Directors is required to recuse himself from all discussions relating to the transaction that may create a potential conflict and to recuse himself from any vote on the matter.

The Audit Committee has pre-approved certain related party transactions, such as commercial transactions with companies in which a related party holds less than 10% of such company’s shares, charitable contributions, transactions with related parties in their capacities as stockholders where all stockholders are receiving equivalent treatment and transactions with passive institutional investors that are on arm’s length terms. These pre-approved transactions do not need to be approved or ratified by the Audit Committee, however, the Chief Compliance Officer is required to provide regular reports to the Audit Committee of any pre-approved related party transactions entered into by us.

The term “related person transaction” under our policy refers to (1) any transaction in which we are a participant and any of our directors, executive officers or security holders known to beneficially own more than 5% of our common stock (or any the immediate family members or affiliates of such persons) has a direct or indirect material interest, (2) any transaction otherwise required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC or (3) any transaction which would require us to obtain stockholder approval under Rule 5635(a) of the Nasdaq Marketplace Rules, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person was a named executive officer).

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on July 20, 2009, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after July 20, 2009, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Ownership calculations below are based on 16,149,773 shares outstanding as of July 20, 2009.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders
T. Rowe Price Associates, Inc.(2)	1,915,900	11.9
Kinderhook Partners, LP(3)	1,616,070	10.0
Raging Capital Management, LLC(4)	1,370,376	8.5
J. Carlo Cannell(5)	1,142,183	7.1
Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust(6)	896,000	5.6
Non-Employee Directors
Paul R. Daoust	67,115	*
John F. Gregg(7)	142,849	*
William C. Martin(8)	1,385,876	8.6
Edward F. McCauley	67,344	*
John R. Sumser(9)	65,090	*
Terry Temescu(10)	20,414	*
Robert A. Trevisani(11)	50,147	*
Named Executive Officers
Kent Plunkett(12)	2,778,670	16.6
Bryce Chicoyne	35,108	*
Yong Zhang(13)	252,322	1.6
Teresa A. Shipp(14)	205,011	1.3
William C. Coleman	238,044	1.5
Meredith A. Hanrahan(15)	112,124	*
Christopher Fusco	90,671	*
Christopher Power	—	*
All directors and officers as a group (16 persons) (16)	5,540,457	32.9

*	Less than 1% of the outstanding shares of common stock

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Salary.com, Inc., 160 Gould Street, Needham, Massachusetts 02494.

(2)

T. Rowe Price Associates Inc. filed an amended Schedule 13G on February 11, 2009 on behalf of itself and T. Rowe Price New Horizons Fund Inc., a registered investment company. According to the report, T. Rowe Price Associates, Inc. has sole voting power with respect to 149,900 of these shares and dispositive power as to all of the shares and T. Rowe Price New Horizons Fund Inc. has sole voting power with respect to 1,250,000 of these shares and no dispositive power with respect to any of these shares. The address of each of these reporting persons is 100 E. Pratt Street, Baltimore, MD 21202.

(3)	Kinderhook Partners, LP filed a Schedule 13D on April 3, 2009 on behalf of itself, its general partners, Kinderhook GP, LLC, and the co-managing members of the general partner, Tushar Shah and Stephen J. Clearman. According to this report, each of Kinderhook Partners, LP, Kinderhook GP, LLC and Messrs Shah and Clearman has shared voting and dispositive power with respect to all of these shares. The address of each of these reporting persons is 1 Executive Drive, Suite 160, Fort Lee, NJ 07024.

(4)	The address of Raging Capital Management, LLC is 254 Witherspoon Street, Princeton, NJ 08542. Raging Capital Management, LLC has shared voting and dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13D/A filed by Raging Capital Management, LLC/William C. Martin with the Securities and Exchange Commission on June 25, 2009.

(5)	The address of J. Carlo Cannell is P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001. J. Carlo Cannell has sole voting and dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13D filed by J. Carlo Cannell with the Securities and Exchange Commission on March 11, 2009.

(6)	The address of the trust is Christopher L. Plunkett, Trustee, c/o Christopher L. Plunkett P.C., 265 Essex Street, Salem Massachusetts 01970. Does not include 2,778,670 shares beneficially owned by Kent Plunkett. Christopher L. Plunkett, the trustee of the Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust, has sole voting and dispositive power over the securities held by the trust.

(7)	Includes 13,440 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2009.

(8)	Includes 1,370,376 shares beneficially owned by Raging Capital Management, LLC, with respect to which Mr. Martin has shared voting and dispositive power, and 15,500 shares over which Mr. Martin has sole voting and dispositive power.

(9)	Includes 13,440 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2009.

(10)	Includes 9,039 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2009.

(11)	Includes 19,600 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2009.

(12)	Does not include 17,920 shares held by Julianne Pemberton, Mr. Plunkett’s spouse, or 896,000 shares held by the Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust, over which Mr. Plunkett does not have voting or dispositive power. Includes 548,922 shares of common stock issuable to Mr. Plunkett upon exercise of options that are exercisable within 60 days of July 20, 2009 or settlement of restricted stock units that vest within 60 days of July 20, 2009.

(13)	Includes 56,304 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2009 or settlement of restricted stock units that vest within 60 days of July 20, 2009.

(14)	Does not include 35,000 shares held by Mrs. Shipp’s spouse. Includes 28,455 shares issuable upon the exercise of options or settlement of restricted stock units that vest within 60 days of July 20, 2009.

(15)	Includes 20,000 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2009.

(16)	Includes 688,107 shares of common stock issuable upon exercise of options that are exercisable within 60 days of July 20, 2009 and 21,093 shares of common stock issuable upon settlement of restricted stock units that vest within 60 days of July 20, 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our Compensation Committee has ever been an employee of Salary.com.

During fiscal 2009, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officer, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information, we believe that, during the fiscal year ended March 31, 2009, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for the following: (i) Forms 4 for William Coleman, Christopher Fusco, Meredith Hanrahan, Kent Plunkett, Teresa Shipp and Yong Zhang to report restricted stock grants on June 14, 2008 which were filed on June 20, 2008, (ii) Forms 4 for Paul Daoust, John Gregg, Edward McCauley, John Sumser, Terry Temescu and Robert Trevisani to report restricted stock grants on June 14, 2008 which were filed on July 7, 2008, (iii) a Form 4 for Yong Zhang to report a sale of shares pursuant to a Rule 10b5-1 trading plan on June 23, 2008 which was filed on July 14, 2008, (iv) Forms 4 for Paul Daoust, John Gregg, Edward McCauley, John Sumser, Terry Temescu and Robert Trevisani to report restricted stock grants on November 20, 2008 which were filed on November 25, 2008, (v) a Form 4 for Paul Daoust to report shares purchased on the open market on February 13, 2009 which was filed on February 19, 2009 and (vi) a Form 4 for Paul Daoust to report shares purchased on the open market on February 19, 2009 which was filed on February 24, 2009.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: July 29, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

SALARY.COM, INC.

September 17, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be Held on September 17, 2009:

This Proxy Statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15229

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20330300000000000000 3			091709

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of three Class III directors nominated by the Board of Directors for a three-year term.				2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.	☐	☐	☐

NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Edward F. McCauley O Kent Plunkett O John R. Sumser		3. To approve the stockholder proposal to retain an investment banking firm to explore a possible sale or merger of Salary.com, Inc.	☐	☐	☐
If no direction is given, the proxy will be voted FOR proposals one and two and AGAINST proposal three, and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the meeting.
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF STOCKHOLDERS OF

SALARY.COM, INC.

September 17, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on September 17, 2009: This Proxy Statement and the 2009 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=15229

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢ 20330300000000000000 3	091709

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of three Class III directors nominated by the Board of Directors for a three-year term.				2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.	☐	☐	☐
		NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Edward F. McCauley O Kent Plunkett O John R. Sumser		3.	To approve the stockholder proposal to retain an investment banking firm to explore a possible sale or merger of Salary.com, Inc.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			If no direction is given, the proxy will be voted FOR proposals one and two and AGAINST proposal three, and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

■

SALARY.COM, INC. 160 Gould Street Needham, Massachusetts

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF SALARY.COM, INC. FOR ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 17, 2009

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions, or in person by attending the Annual Meeting. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints as proxies Kent Plunkett and Bryce Chicoyne and each of them or such other persons as the Board of Directors of Salary.com, Inc. (the “Company”) may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on July 20, 2009 at the Annual Meeting of Stockholders to be held on Thursday, September 17, 2009, at 11:00 a.m. at the Company’s corporate headquarters at 160 Gould Street, Needham, Massachusetts 02494, and any adjournments or postponements thereof.

This proxy when properly executed will be voted as directed. If no direction is given, the proxy will be voted FOR proposals one and two and AGAINST proposal three, and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

■	14475	■